Exhibit 10.6
Tekelec
Summary of Compensation Arrangements
for Named Executive Officers
     Set forth below is a summary of the compensation paid by Tekelec (the “Company”) to the executive officers of the Company who were named in the Summary Compensation Table appearing in the Proxy Statement relating to the Company’s 2005 Annual Meeting of Shareholders and who are currently employees of the Company (collectively, the “Named Executive Officers”).
     Base Salaries. As approved on April 7, 2005 by the Compensation Committee of the Company’s Board of Directors (and as recommended by the Compensation Committee and approved by the Board of Directors in the case of the Chief Executive Officer and President), effective January 1, 2005, the Named Executive Officers receive base salaries at the annual rates indicated below:

Name and Position	2005 Annual Base Salary Rate
Frederick M. Lax, Chief Executive Officer and President	$525,000

Ronald W. Buckly, Senior Vice President, Corporate Affairs and General Counsel	$305,000

Lori Craven, Executive Vice President, Global Sales, Marketing and Customer Services	$350,000

Debra May, President and General Manager, IEX Corporation	$252,500
     The Compensation Committee of the Board of Directors (and the Board of Directors upon recommendation of the Compensation Committee in the case of the Chief Executive Officer and President) may from time to time adjust the foregoing base salaries. Such adjustments are generally made annually.
     Incentive Awards. The Named Executive Officers are eligible to participate in the Company’s cash and equity incentive compensation plans pursuant to the terms of such plans. Such plans are included as exhibits to the Company’s filings with the Securities and Exchange Commission.
     Other Compensation. Named Executive Officers who elect to participate in the Company’s 401(k) Plan are entitled to receive certain Company matching contributions under the 401(k) Plan. The Company also pays premiums for group term life insurance for the benefit of the Named Executive Officers. Named Executive Officers are also eligible to receive such other compensation as may from time to time be determined by the Compensation Committee or by the Board of Directors, as applicable.
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